FORM NSAR Q77O Transactions effected pursuant to Rule 10F3 Fidelity California Municipal Trust

Fund	Fidelity California Municipal Income Fund
Trade Date	3/5/2015
Settle Date	3/18/15
Security Name	CA ST 5% 3/1/2027
CUSIP	13063CQU7
Price	120.342
Transaction Value	$ 40,513,134.30
Class Size	$ 949,775,000
% of Offering	3.545%
Underwriter Purchased From	BofA Merrill Lynch
Underwriting Members: (1)	BofA Merrill Lynch
Underwriting Members: (2)	Morgan Stanley
Underwriting Members: (3)	Fidelity Capital Markets
Underwriting Members: (4)	Academy Securities, Inc.
Underwriting Members: (5)	Goldman, Sachs & Co.
Underwriting Members: (6)	RH Investment Corporation
Underwriting Members: (7)	Alamo Capital
Underwriting Members: (8)	Great Pacific Securities
Underwriting Members: (9)	Siebert Brandford Shank & Co., L.L.C.
Underwriting Members: (10)	BAIRD
Underwriting Members: (11)	J.P. Morgan
Underwriting Members: (12)	Southwest Securities, Inc.
Underwriting Members: (13)	Blaylock Beal Van, LLC
Underwriting Members: (14)	Jefferies LLC
Underwriting Members: (15)	Stifel
Underwriting Members: (16)	BMO Capital Markets
Underwriting Members: (17)	Mischler Financial Group
Underwriting Members: (18)	U.S. Bancorp Investments, Inc.
Underwriting Members: (19)	Citigroup
Underwriting Members: (20)	Oppenheimer & Co.
Underwriting Members: (21)	Wedbush Securities Inc.
Underwriting Members: (22)	Drexel Hamilton, LLC
Underwriting Members: (23)	Piper Jaffray & Co.
Underwriting Members: (24)	Wells Fargo Securities
Underwriting Members: (25)	FirstSouthwest
Underwriting Members: (26)	Ramirez & Co., Inc.
Underwriting Members: (27)	William Blair
Underwriting Members: (28)	RBC Capital Markets